EXHIBIT 10.12


STAR BANK, N.A.
425 Walnut Street
P. O. Box 1038
Cincinnati, Ohio 45201-1038


                           July 1, 1992


Mr. Richard D. Smith
President
Dataguard Recovery Services, Inc.
P.O. Box 37144
Louisville, KY   40233-7144

Dear Mr. Smith:

This letter shall set out the terms and conditions under which Star Bank, N.A. (Hereafter referred to as the "Bank") agrees to loan Dataguard Recovery Services, Inc. (Hereafter called the "Company") One Hundred Thousand Dollars ($100,000) under this Revolving Credit Agreement (the "Agreement"). The purpose of this loan is working capital.

                       THE REVOLVING CREDIT

Subject to there being no event of default (or circumstance which would, with the passage of time become an event of default) the Bank agrees to make revolving credit loans to the Company (as described below) from the date of this Agreement through the earlier of: a) a demand for payment in accordance with the terms of a revolving promissory note (the "Revolving Note") which will evidence the Company's obligation, substantially in the form of Exhibit "A" attached hereto; or b) July 1, 1993 (the "Maturity Date").

The Revolving Note shall bear interest at 1.0% over the Bank's prime rate (the "Prime Rate"). The Prime Rate is the rate announced as such from time to time by the Bank. The Prime Rate is determined solely by the Bank pursuant to market factors and its own operating needs, and is not necessarily the Bank's best or most favorable rate for commercial or other loans. The Prime Rate is currently 6.5%. The interest rate on the Revolving Note shall be adjusted on the effective date of any change in the Bank's Prime Rate. Interest shall accrue in arrears and be payable beginning October 1, 1992 and quarterly thereafter and on the Maturity Date.

                   REPRESENTATIONS & WARRANTIES

To induce the Bank to enter into this Agreement and to agree to make the loans described herein, the Company represents and warrants that:

(A) Corporate Existence. It is a corporate duly existing under the laws of the Commonwealth of Kentucky, is qualified to do business in all states where failure to be so qualified would have a material adverse effect on the Company, and has all requisite power and authority to own its property and carry on its business as now being conducted.

(B) Borrowing Authorization. The execution by the Company and the delivery and performance of this Agreement, the Note(s), and other documents connected to the loans described herein have been authorized by necessary corporate action and will not violate: 1) any provision of law; 2) the Articles of Incorporation or By-laws of the Company; or 3) any agreement binding on the Company.

(C) Financial Statements. Its audited financial statements dated December 31, 1991 (a copy of which have been previously furnished to the Bank) have been prepared in conformity with generally accepted accounting principles consistently applied, and fairly present the financial condition of the Company and its operation as of the date of the statements, and since such date there has been no material adverse change in its financial condition.

(D) Actions Pending. There is no litigation pending or threatened against or affecting the Company before any court or agency, or any contingent liabilities that are not provided for in the financial statements referred to in subsection (C) Financial Statements above.

(E) Liens. None of the assets of the Company are subject to any mortgage, pledge, security interest, line, or other encumbrance except for those noted in the financial statements referred to in subsection (C) Financial Statements.

(F) Environmental Matters. All operations and property of the Company are in full compliance with all federal, state, and local statutes, rules, and regulations relating to air and water pollutants and hazardous waste disposal. There is no judicial or administrative proceeding pending or threatened against or affecting the Company with respect to such environmental matters.

(G) Compliance. The Company is in compliance in all material respects with all statutes, rules, and regulations applicable to it. No default (or event which with notice or lapse of time, or both, would constitute a default) exists under any agreement or instrument for borrowed money to which Company is a party or pursuant to which any property of Company is encumbered.

(H) Liabilities. All taxes, assessments, and other liabilities which are due have been paid in full and in a timely manner, except for those taxes and assessments which the Company is contesting in good faith and with respect to which the Company has taken proper steps to perfect its appeal and which have not resulted in liens on the company's property which materially diminishes the value of the property.

                            COLLATERAL

All obligations of the Company to the Bank under this Agreement and the Note(s) shall be secured by the following (collectively called the "Collateral"):

(A) A security interest in the Company's accounts receivable, inventory, machinery, equipment, furniture, fixtures, furnishings, and general intangibles, now owned or hereafter acquired, their proceeds (cash or non-cash) and any insurance proceeds related thereto, located at either 6600 Grade Lane, Louisville, KY 40213 or 10301 Linn Station Road, Louisville, KY 40223, all to be evidenced by the Bank's standard Security Agreement in the form of Exhibit "B" Attached hereto dated October 10, 1989 and July 1, 1992.

The Collateral and all documentation with respect thereto shall be in a form satisfactory to the Bank, and the Company agrees to execute any an all documents necessary to assure the protection, perfection, and/or enforcement of the Bank's security interest in the Collateral.

                            COVENANTS

In consideration of the Bank's promise to make the loan described herein, the Company agrees that, from the date of this Agreement until the Note(s) are paid in full, it shall:

(A) Financial Statement. Furnish the Bank: 1) a copy of the Company's audited financial statements, prepared in conformity with generally accepted accounting principles applied on a basis consistent with the preceding years by independent certified public accountants acceptable to the Bank within 90 days of the Company's fiscal year end; and 2) a copy of its unaudited financial statements, similarly prepared, in a form satisfactory to the Bank within 30 days of the end of each of its fiscal quarter.

(B) Insurance. Maintain insurance on all real and personal property with carriers acceptable to the Bank in an amount and against hazards and liabilities as is common with other companies in similar situations. The policies shall show the Bank as "name insured" and "loss payee." The Company shall provide the Bank with certificates of insurance or other satisfactory evidence upon request.

(C) Taxes. Pay all taxes, assessments, and other liabilities when due, except for those which are contested in good faith.

(D) Notice. Give the Bank prompt notice of any: (i) default of this or any other Agreement or contract under which the Company is liable; (ii) environmental or labor dispute; (iii) lawsuit filed naming the Company as a defendant; (iv) reportable event under ERISA; or (v) material change in the Company's business prospects or financial condition.

(E) Corporate Existence and Status. Maintain its corporate existence and remain in good standing under the laws of each jurisdiction where the Company is duly qualified to conduct its business.

(F) Bank as Primary Depository. Maintain all corporate accounts, including all time and demand deposit accounts, certificate of deposit accounts, and safekeeping accounts, at the Bank.

(G) Maintenance of Property. Maintain Company property in good condition and repair, and not commit or permit any action that may impair the value of the property or the Bank's Collateral.

(H) Tangible Capital Base. Not permit its tangible capital base to be less than $675,000 beginning with the fiscal year ending December 31, 1992 and for each fiscal year thereafter. "Tangible Capital Base" shall mean, as of any date, the sum of the Company's total equity plus debts subordinated to the Bank minus any intangible assets. All financial terms in this Agreement shall have the meanings given them under generally accepted accounting principles.

(I) Indebtedness. Not incur or permit to exist any indebtedness, except: (i) the borrowings evidenced by this Agreement; (ii) favorable short-term unsecured trade credit granted in the ordinary course of business.

(J) Liens. Not create or permit to exist any mortgage, pledge, security interest, or other encumbrance with respect to any assets now owned or hereafter acquired, except for (i) liens created in favor of the Bank hereunder; or (ii) purchase money interests created in connection with the acquisition of property acquired after the date of this Agreement which attaches specifically to the property acquired.

(K) Guaranties. Not guaranty any obligation or indemnify any other person or enterprise except for the personal liability from the Company's own officers', directors', or employees' own actions on behalf of the Company.

(L) Merger and Sale of Assets. Not to be a party to any merger, consolidation, or reorganization (including the purchase of all or substantially all of the equity or assets of any other enterprise). Not, except in the ordinary course of its business, sell, transfer, or lease any part of its property in excess of $50,000 in any one-year period.

(M) Waiver. Any variance from these covenants shall be permitted only with the prior written consent and/or waiver of the bank. Any such waiver shall not preclude the exercise of any power or right under this Agreement by the Bank.

                        CLOSING CONDITIONS

The obligation of the Bank to make the loans described by this Agreement is subject to the satisfaction of each of the following conditions:

(A) Resolutions. The Company shall have delivered to the Bank a copy of the resolutions of the Company's Board of Directors authorizing the loans described herein and the execution and delivery of this Agreement, the Note(s), and other documents the Bank deems necessary for these loans, certified by an appropriate officer of the company.

(B) Other Documents; Inspection. The Company shall have delivered to the Bank such other documents as the Bank may request prior to the date of the initial loan. The Bank or its designated representative shall have the continuing right to inspect and review all the Company's records, documents, and assets, whether or not directly related to the Company's obligations hereunder.

(C) Default. Before and after giving effect to the loan(s) described herein, no event of default (as defined below) or event which would with the passage of time mature into an event of default shall have occurred and/or be continuing.

(D) Warranties. Before and after giving effect to the loan(s) described herein, the representations and warranties noted above shall be true and correct on the date of this Agreement.

(E) Fees and Expenses. The Company agrees to pay the Bank a one-time fee of ($500.00) plus any out-of-pocket expenses incurred by the Bank (including reasonable attorneys' fees, legal expenses, filing fees, etc.) in entering into and closing this Agreement.

                        EVENTS OF DEFAULT

Upon the occurrence of any of the following events, the Bank may declare the Note(s) due and immediately payable, without further notice or demand and the Bank shall have all rights to realize on the collateral. To the extent the maximum Amount Available is not being utilized by the Company, the Bank may upon such declaration of default terminate any unused balance:

(A) Non-payment of principal or interest prescribed herein when due or when notice of such non-payment is sent to the Company by the Bank, or any default, demand, or acceleration under any Note or related instrument concerning the Collateral; or

(B) Non-payment of principal or interest on any other borrowed money obligation when due or the holder of such obligation declares the obligation due prior to its stated maturity unless the obligation is disputed in good faith; or

(C) Any representation or warranty of the Company in this or any other loan document is false; or

(D) The Company violates any covenant or condition of this or any other loan documentation; or

(E) The Company is unable to pay its business debts as they become due or the Company's consolidated financial statement indicates an insolvency or deficit net worth; or

(F) The Company applies for the appointment of a trustee or receiver of any part of the assets of the Company or commences and proceedings relating to Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, or other liquidation law of any jurisdiction; or

(G) Any such application, if filed, or any such proceedings are commenced against the Company, and the Company indicates its approval, consent, or acquiescence; or an order is entered appointing such trustee or receiver, or adjudicating the Company bankrupt or insolvent, or approving the petition in any such proceedings, and such order remains in effect for thirty (30) days; or

(H) A material part of the Company's operations shall cease for a period of thirty (30) days, other than temporary or seasonal cessations which are simultaneously experienced by other companies in the Company's line of business (which, if continued, would not have a material adverse effect on the Company's operations or financial conditions); or,

(I) If, in the reasonable opinion of the Bank, there has been a material adverse change in the financial affairs or operating condition of the Company or in the value of the Collateral which, in the reasonable judgment of Bank, materially imperils the Company's ability to repay or secure its obligations to the Bank under this Agreement.

                         LAW/JURISDICTION

This Agreement, the loans, and the Note(s) shall be deemed made in Ohio, and all the rights and obligations of the parties hereunder shall in all respects be governed by and construed in accordance with the laws of the State of Ohio, including all matters of construction, validity, and performance. Without limitation on the ability of the Bank to exercise all its rights as to the Collateral security for any loan or note, or to initiate and prosecute actions for repayment in any applicable jurisdiction, Bank and Company agree that any action or proceeding commenced by or on behalf of the parties relating to this Agreement, the loans, or the Note(s) shall be commenced and maintained exclusively in courts of applicable jurisdiction located in Hamilton County, Ohio.

                                   STAR BANK, N.A.


                                   /s/ Edward L. Dwyer

                                   Edward L. Dwyer
                                   Assistant Vice President


Accepted this 1st day of July, 1992

Dataguard Recovery Services, Inc.


By /s/Richard W. Smith
 Richard W. Smith
 President